EXHIBIT 23.1

Consent of KPMG LLP

We consent to the use of our audit report dated February 9, 2000, relating to the consolidated balance sheet of PepsiCo, Inc. and Subsidiaries as of December 25, 1999 and December 26, 1998 and the related consolidated statements of income, cash flows and shareholders’ equity for each of the years in the three-year period ended December 25, 1999, incorporated herein by reference in the Registration Statement on Form S-8 of PepsiCo, Inc. pertaining to the PepsiCo Puerto Rico 1165(e) Plan.

/s/ KPMG LLP

New York, New York
March 5, 2001